                                                                   EXHIBIT 99(a)

                            SELECTED FINANCIAL DATA

     The table below should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included elsewhere in this report.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------
                                                  1999       2000       2001        2002         2003
                                                --------   --------   --------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net sales(1)..................................  $480,815   $560,282   $802,380   $1,030,119   $1,440,888
Royalty revenue...............................    31,650     41,474     46,774       58,375       68,365
                                                --------   --------   --------   ----------   ----------
         Total revenues.......................   512,465    601,756    849,154    1,088,494    1,509,253
                                                --------   --------   --------   ----------   ----------
Gross profit..................................   368,637    433,502    665,292      797,396    1,127,459
Operating income(5)...........................   209,895    171,823    351,379      271,757      175,861
Interest income...............................    10,507     11,875     10,975       22,395        6,849
Interest expense..............................   (55,371)   (36,974)   (12,684)     (12,419)     (13,396)
Valuation (charge) benefit -- convertible
  notes receivable............................        --         --         --      (35,629)      18,151
Extinguishment of debt expense(4).............    (1,150)   (20,348)   (22,903)          --           --
Other income (expenses), net..................    (3,239)     3,333      6,313         (884)        (629)
                                                --------   --------   --------   ----------   ----------
Income from continuing operations before
  income taxes, extraordinary item and
  cumulative effect of change in accounting
  principle...................................   160,642    129,709    333,080      245,220      186,836
Income tax expense............................    60,705     63,906    123,829       76,774       74,889
Income from continuing operations.............    99,937     65,803    209,251      168,446      111,947
Income (loss) from discontinued
  operations(1)(6)............................        --      8,059      9,230       14,074       (6,091)
                                                --------   --------   --------   ----------   ----------
Income before extraordinary item and
  cumulative effect of change in accounting
  principle...................................    99,937     73,862    218,481      182,520      105,856
Extraordinary item, net of income taxes(2)....        --     (9,353)        --           --           --
                                                --------   --------   --------   ----------   ----------
                                                  99,937     64,509    218,481      182,520      105,856
Cumulative effect of change in accounting
  principle(3)................................        --         --       (545)          --           --
                                                --------   --------   --------   ----------   ----------
Net income....................................  $ 99,937   $ 64,509   $217,936   $  182,520   $  105,856
                                                ========   ========   ========   ==========   ==========
Income per common share:
Basic:
  Income from continuing operations before
    extraordinary item and cumulative effect
    of change in accounting principle.........  $   0.48   $   0.30   $   0.90   $     0.69   $     0.46
  Income (loss) from discontinued
    operations................................        --       0.04       0.04         0.06        (0.02)
  Extraordinary item..........................        --      (0.04)        --           --           --
  Cumulative effect of change in accounting
    principle.................................        --         --         --           --           --
                                                --------   --------   --------   ----------   ----------
                                                $   0.48   $   0.30   $   0.94   $     0.75   $     0.44
                                                ========   ========   ========   ==========   ==========
Diluted:
  Income from continuing operations before
    extraordinary item and cumulative effect
    of change in accounting principle.........  $   0.47   $   0.29   $   0.89   $     0.68   $     0.46
  Income (loss) from discontinued
    operations................................        --       0.04       0.04         0.06        (0.02)
  Extraordinary item..........................        --      (0.04)        --           --           --
  Cumulative effect of change in accounting
    principle.................................        --         --         --           --           --
                                                --------   --------   --------   ----------   ----------
                                                $   0.47   $   0.29   $   0.93   $     0.74   $     0.44
                                                ========   ========   ========   ==========   ==========

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                                2001         2002         2003
                                                             ----------   ----------   ----------
BALANCE SHEET DATA:
Working capital............................................  $1,086,116   $  891,738   $  277,454
Total assets...............................................   2,506,611    2,750,660    3,177,734
Total debt.................................................     347,754      346,393      345,097
Shareholders' equity.......................................   1,908,284    1,931,183    2,042,180

---------------

(1) Results for 2002 reflect (a) a $22,113 charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001, (b) a $12,399 charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002, and (c) an $11,970 charge arising from changes in accounting estimates related to Medicaid and other governmental pricing programs. Results for 2003 reflect an $18,000 charge for changes in accounting estimates related to Medicaid for the years 1998 to 2002 and a $900 charge for correction of immaterial errors related to Medicaid for the years 1994 to 1997. For additional information, please see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the heading "Governmental Investigation, Medicaid Accrual Adjustment, and Related Matters" and Note 7 to our audited consolidated financial statements. During 2002 and 2003, $375 and $112, respectively, of the Medicaid and other governmental pricing programs charges discussed above are included in discontinued operations. See Note 26 to our audited consolidated financial statements for additional information concerning discontinued operations.
(2) Reflects an asset impairment charge related to discontinuing the production and distribution of Fluogen(R) in the amount of $9,353 (net of taxes of $5,612) during 2000.
(3) Reflects the cumulative effect of a change in accounting principle of $545 (net of taxes of $325) due to the adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," during the first quarter of 2001.
(4) Reflects early extinguishment of debt expense in connection with the repayment of some of our debt instruments during 1999, 2000, and 2001.
(5) Results for 2003 reflect a $15,212 reduction in the co-promotion fees paid to our Altace(R) co-promotion colleague as a result of the charges described above for amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2002. Specifically (a) we recovered on a pre-tax basis $9,514 in fees we previously accrued during the fourth quarter of 2002 and have reduced the accrual for these fees by this amount in the fourth quarter of 2003 and (b) fees under our Co-Promotion Agreement for Altace(R) in the fourth quarter of 2003 were reduced on a pre-tax basis by an additional $5,698 as a result of the Medicaid accrual adjustment recorded in that quarter.
(6) Reflects the classification of Nordette(R) and Prefest(R) product lines as discontinued operations. See Note 26 to our audited consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the other parts of this report, the audited consolidated financial statements and related notes. Historical results and percentage relationships set forth in the statement of income, including trends that might appear, are not necessarily indicative of future operations. Please see the "Risk Factors" and "Forward-Looking Statements" sections for a discussion of the uncertainties, risks and assumptions associated with these statements.

OVERVIEW

     Our growth in total revenues during 2003 primarily resulted from our acquisition of the primary care business in the United States and Puerto Rico of Elan Corporation, plc on June 12, 2003, which includes Skelaxin(R) and Sonata(R) and our acquisition of Meridian Medical Technologies, Inc, on January 8, 2003.

We believe that these acquisitions, which include expanded pipeline opportunities, together with the prescription growth potential of many of our existing key products position King for future growth.

SALES OF KEY PRODUCTS

     In the following discussion, net sales for 2002 reflect a $22.1 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001; a $12.4 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002; and a $12.0 million charge arising from changes made in 2002 in accounting estimates for the years 1998 to 2002 related to Medicaid and other governmental pricing programs. Net sales for 2003 reflect an $18.0 million charge for changes in accounting estimates related to Medicaid for the years 1998 to 2002 and a $0.9 million charge for corrections of immaterial errors related to Medicaid for the years 1994 to 1997. For additional information, please see the section below entitled "Governmental Investigations, Medicaid Accrual Adjustment, and Related Matters." During 2002 and 2003, $0.4 million and $0.1 million, respectively, of these Medicaid and other governmental pricing programs charges are included in discontinued operations. See Note 26 to our audited consolidated financial statements for additional information concerning discontinued operations.

  Altace(R)

     Net sales of Altace(R) grew to $527.1 million for the year ended December 31, 2003, a 17.1% increase from $450.0 million during the prior year. Altace(R) new prescriptions totaled approximately 3.9 million and total prescriptions equaled approximately 12.7 million during 2003, increases of 12.0% and 19.2%, respectively, over the prior year according to IMS America monthly prescription data. Contributing also to the continued sales growth of Altace(R) is the sustained shift to 10mg Altace(R), the same dose used in the landmark Heart Outcome Prevention Evaluation, which we refer to as the "HOPE trial". Specifically, total prescriptions for 10mg Altace(R) during 2003 increased approximately 32.7% over the prior year, in comparison to an increase of 12.9% for the other strengths of Altace combined, according to NDC Health monthly prescription data. Total net units of Altace(R) sold increased 5.1% for the year ended December 31, 2003 in comparison to the prior year. Additionally, price increases contributed to the continued sales growth of Altace(R) during 2003.

     Based on Altace(R)'s differentiating indications, positive clinical data and prescription trends, along with our marketing strategies and a composition of matter patent that should protect Altace(R) from generic competition through 2008, we anticipate that annual prescriptions of Altace(R) should continue to grow, but not necessarily at as high a rate as that achieved in 2003. For additional information and a description of anticipated effect of wholesale channel inventory on net sales of Altace(R), please see the section below entitled "Wholesale Channel Inventory Reductions."

  Skelaxin(R) and Sonata(R)

     During 2003, we recorded net sales of Skelaxin(R) in the amount of $179.1 million and net sales of Sonata(R) totaling $72.5 million. We acquired Skelaxin(R) and Sonata(R) from Elan on June 12, 2003. For additional information, see the section entitled "Strategic Developments, Elan's Primary Care Business" below. Net sales of Skelaxin(R) and Sonata(R) should increase during 2004, as we will record sales on these products for the entire year.

  Thrombin-JMI(R)

     Net sales of Thrombin-JMI(R) totaled $141.7 million in 2003, a 46.8% increase from $96.5 million during the prior year. Total net units sold of Thrombin-JMI(R) increased 4.5% for the year ended December 31, 2003 from the prior year. We are near maximum capacity at our facility in Madison, Wisconsin which will limit our ability to increase unit sales of Thrombin-JMI(R) during 2004. We are currently working on strategies to expand our production capacity for Thrombin-JMI(R) which should potentially be completed in approximately two years. We anticipate that annual net sales of Thrombin-JMI(R) should continue to grow during 2004, but not at as high a rate as that achieved in 2003.

  Levoxyl(R)

     Levoxyl(R) net sales were $134.1 million for the year ended December 31, 2003, a 20.9% decrease from $169.5 million during the prior year. Total net units of Levoxyl(R) sold decreased 28.2% for the year ended December 31, 2003 in comparison to the prior year. Total prescriptions decreased approximately 1.0% from 2002 to 2003, according to IMS America prescription data. During 2003, wholesale channel inventories of Levoxyl(R) were reduced. If our sales of Levoxyl(R) during 2003 had been commensurate with the number of units dispensed over the same period according to IMS America prescription data, we estimate that our net sales of Levoxyl(R) would have been higher than that actually recorded during 2003. Accordingly, we are anticipating an increase in Levoxyl(R) net sales during 2004 as sales of the product created by continued demand become more normalized.

  Wholesale Channel Inventory Reductions

     In order to facilitate improved management of wholesale channel inventory levels, we are actively engaged in negotiations with our wholesale customers to establish inventory management agreements related to our products. While we cannot assure that we will successfully negotiate mutually beneficial inventory management agreements, we believe that sales of some of our key products, particularly Altace(R), may be dramatically lower during the first half of 2004, particularly in the first quarter of 2004, than prescription demand would indicate.

RESEARCH AND DEVELOPMENT

     Our research and development activities involve the discovery and development of chemical compounds, including new chemical entities, which provide us with strategic pipeline opportunities for the commercialization of new branded prescription pharmaceutical products. In addition to discovering and developing these chemical compounds, we pursue means of enhancing the value of existing products through new uses and formulations that may provide additional benefits to patients, and improvements in the quality and efficiency of our manufacturing processes.

  Recent FDA Approvals

     On June 20, 2003, we received U.S. Food and Drug Administration, which we refer to as the "FDA," approval of a supplemental New Drug Application covering pediatric and adult formulations of our nerve gas antidote AtroPen(R). This approval is particularly significant because it is the first time that pediatric formulations of this important homeland security product have been approved for use in the United States.

     On October 10, 2003, Novavax, Inc. received FDA approval of its new drug application, which we refer to as an "NDA," for Estrasorb(TM), a topical estrogen therapy in unique lotion-like formulation for symptomatic menopausal women. We have an exclusive worldwide license to promote, market, distribute, and sell Estrasorb(TM), except in the United States and Puerto Rico, where we and Novavax will co-market the product. We will share equally with Novavax both gross profits from net sales of Estrasorb(TM) and associated costs of promotion within the United States and Puerto Rico. Novavax will receive royalties on net sales outside of these areas. Novavax, working together with our company, plans to launch Estrasorb(TM) in the United States and Puerto Rico in the first half of 2004.

  Product Applications Under Review by the FDA

     An abbreviated new drug application, which we refer to as an "ANDA," covering our diazepam-filled auto-injector is presently under review by the FDA. We currently manufacture this product for the military as a treatment for seizures. Once approved, this product will be the only commercially available therapy of its kind for epileptic seizures. We anticipate FDA approval for this product during 2004.

     During the third quarter of 2003, we received an approvable letter for Intal(R) HFA from the FDA. Intal(R) HFA, a new inhaler formulation of our currently marketed product Intal(R) for the long-term management of asthma, utilizes the environmentally friendly propellant hydrofluoroalkane, which we refer to as "HFA." With a patent that extends through September 2017, Intal(R) HFA is an important product line extension.

  Sonata(R) Extended Release Formulation

     We commenced our Phase II clinical trial program for an extended release formulation of Sonata(R), a nonbenzodiazepine treatment for insomnia, in March 2004. The Phase II clinical trial program is designed to select the most effective extended release formulation of Sonata(R) utilizing Elan's commercially proven Spheroidal Oral Drug Absorption System, which we refer to as "SODAS," as the drug delivery technology. The goal of the Phase II clinical trial program is to determine which new formulation is the most efficacious for the purpose of increasing total sleep time and reducing any potential for premature awakenings, while continuing to build upon the quick onset profile currently available in the immediate release formulation of Sonata(R).

     With U.S. patent coverage that extends to 2018, the extended release formulation should establish Sonata(R) as a long-term cornerstone product for our Company. Moreover, this development program should provide us with the opportunity to procure additional patents potentially covering, among other things, unique biopharmaceutical characteristics and methods-of-use related to the extended release formulation of Sonata(R).

  Altace(R) Product Life-Cycle Projects

     We entered into a licensing agreement with SkyePharma PLC in May 2003 for the purpose of developing and commercializing a modified-release formulation of our Altace(R) product utilizing SkyePharma's patented oral drug delivery technology Geomatrix(R). SkyePharma's Geomatrix(R) range of technologies involves a fully-developed, multi-layered tablet technology that controls the release of a product's active ingredient for the purpose of optimizing a drug's pharmacokinetic behavior. The specific Geomatrix(R) technology planned for use in the development of a modified-release formulation of Altace should provide the product with extended duration of action and improved bioavailability. SkyePharma has various issued patents covering the Geomatrix(R) drug delivery technologies, with U.S. patent protection extending to 2017. Also, SkyePharma has patent applications for additional patents under review covering its Geomatrix(R) drug delivery technologies.

     During the fourth quarter of 2003, we completed enrollment in the ongoing Phase IV clinical trial to determine the safety and effectiveness of Altace(R) in the treatment of hypertension (high blood pressure) in children. This important trial, which we refer to as "TOPHAT" (Treatment of Pediatric Hypertension with Altace Trial), is scheduled to conclude by the end of 2004.

  Binodenoson

     On December 5, 2003, we commenced the pivotal Phase III clinical trial program involving binodenoson. Binodenoson is an adenosine A2a receptor agonist that we are developing for cardiac pharmacologic stress SPECT imaging, a procedure used to diagnose the presence and severity of coronary artery disease. The data from the Phase II dose ranging study indicates that binodenoson, at effective doses, is better tolerated than adenosine, the current market leader, which was previously developed by King.

     Approximately 3 million pharmacologic stress tests are performed in the United States each year to diagnose heart disease in patients who cannot perform traditional exercise stress tests. Adenosine and dipyridamole are the current agents of choice to achieve the coronary vasodilation necessary for cardiac imaging in the United States, but these drugs do not distinguish between the four subtypes of adenosine receptors. Our Phase II clinical trials showed that by targeting the adenosine A2a receptor subtype, binodenoson appears to detect myocardial ischemia as well as adenosine, and produces fewer and less severe side effects like heart block, dyspnea and chest pain than adenosine and dipyridamole. Unlike the currently used drugs, which are administered over 4 to 6 minutes, binodenoson will be given as an intravenous bolus dose. This advantage, coupled with the improved safety profile, promises to make these diagnostic tests safer for patients and easier and more efficient for physicians to administer.

  T62

     During the fourth quarter of 2003, we commenced the Phase I clinical trial program for T-62, a new chemical entity that we are developing as a potential treatment for neuropathic pain. When given orally, T-62 enhances the effect of endogenous adenosine in the spinal cord and should provide effective relief for neuropathic pain by the same mechanism as intrathecally administered adenosine. Adenosine, a neurotransmitter that affects the adenosine A1 receptors in the spinal cord to normalize the pain response, has been shown to be an effective treatment for neuropathic pain when injected into the spinal cord via intrathecal administration. The initial Phase I trial for T-62 is a single-center, randomized double-blind, placebo-controlled evaluation of the safety and pharmacokinetics of escalating single oral doses of this new chemical entity in healthy adult subjects.

  MRE0094

     MRE0094, a new chemical entity, is an adenosine A2a receptor agonist that we are developing as a potential topical treatment for chronic diabetic foot ulcers. This product is designed to utilize a novel approach to treating this condition by concentrating on the inflammation associated with such foot ulcers. Adenosine A2a receptor agonists have been shown to promote wound closure in mice and diabetes-induced rats by regulating the response of inflammatory cells and mediators, promoting tissue formation through various mechanisms including endothelial cell proliferation and migration, and promoting tissue remodeling. In January 2004 we completed the dosing of the initial concentration of MRE0094 in our ongoing Phase I clinical trial program evaluating the safety of the drug in patients.

STRATEGIC DEVELOPMENTS

  Elan's Primary Care Business

     On June 12, 2003, we acquired the primary care business of Elan and that of some of its subsidiaries, in the United States and Puerto Rico, including the rights to Sonata(R) and Skelaxin(R) and the rights pertaining to potential new formulations of these products, together with Elan's United States primary care field sales force. Product rights subject to the agreement include those related to Sonata(R), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R), a muscle relaxant, in the United States, its territories and possessions, and Puerto Rico. Under the terms of the agreement, Elan's sale of Skelaxin(R) included related NDAs, copyrights, trademarks, patents and rights pertaining to potential new formulations of Skelaxin(R). Elan's sale of Sonata(R) included its rights to the product, as well as certain related copyrights and U.S. rights to potential new formulations of Sonata(R). We also acquired certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth. Under the terms of the agreement, we secured an exclusive license to the intellectual property rights in this territory of both Wyeth and Elan to the extent they relate to new formulations of Sonata(R), other than for use in animals. The total estimated purchase price was $814.4 million, which included the cost of acquisition, assumed liabilities and a portion of contingent liabilities. The purchase price also includes the transfer of inventory with a value of approximately $40.4 million. In addition to the initial purchase price, we paid $25.0 million during January 2004 as a milestone payment to Elan relating to the continued exclusivity of Skelaxin(R) and we paid $11.0 million during March 2004, as a milestone payment to Elan in connection with the development of new formulations of Sonata(R). We also

     - will pay royalties on the current formulation of Skelaxin(R) from the date of closing,

     - will pay up to an additional $60.0 million if Elan achieves certain milestones in connection with the development of a reformulated version of Sonata(R),

     - will pay $15.0 million as a milestone payment to Elan if annual net sales of a reformulated version of Sonata(R) exceed $100.0 million and

     - will pay for costs associated with the development of the reformulated version of Sonata(R).

  Meridian Medical Technologies, Inc.

     On January 8, 2003, we completed our acquisition of Meridian, for a cash price totaling $253.9 million. Meridian pioneered the development, and is a leading manufacturer, of auto-injectors for the self-administration of injectable drugs. An auto-injector is a pre-filled, pen-like device that allows a patient or caregiver to automatically inject a precise drug dosage quickly, easily, safely, and reliably. This acquisition provides us with additional lines of growing exclusive pharmaceutical products, auto-injector technology, and enhanced pipeline opportunities.

     Meridian's growing commercial pharmaceutical business primarily consists of EpiPen(R), an auto-injector filled with epinephrine for the emergency treatment of anaphylaxis resulting from severe or allergic reactions to insect stings or bites, foods, drugs, and other allergens, as well as idiopathic or exercise induced anaphylaxis. Dey L.P. markets EpiPen(R) pursuant to a supply agreement that expires December 31, 2010. Under the terms of the supply agreement, we grant Dey the exclusive right and license to market, distribute, and sell EpiPen(R) worldwide.

     Meridian also has growing lines of pharmaceutical products that are presently sold primarily to the U.S. Department of Defense, also known as the "DoD", under an Industrial Base Maintenance Contract. These products include AtroPen(R) and ComboPen(R) which are nerve agent antidotes. AtroPen(R) is an atropine-filled auto-injector and ComboPen(R) consists of an atropine-filled auto-injector and a pralidoxime-filled auto-injector. Other products sold to the DoD include a diazepam-filled auto-injector for the treatment of seizures and a morphine-filled auto-injector for pain management. Additionally, in January 2004, Meridian began selling a new auto-injector to the DoD called the Antidote Treatment Nerve Agent Auto-injector, which we refer to as "ATNAA." ATNAA, also a nerve agent antidote, utilizes a dual chambered auto-injector and injection process to administer atropine and pralidoxime, which provides an improved, more efficient means of delivering these nerve agent antidotes. The ATNAA auto-injector and injection process has U.S. patent coverage that extends to April 12, 2010.

GOVERNMENTAL INVESTIGATIONS, MEDICAID ACCRUAL ADJUSTMENT, AND RELATED MATTERS

     As previously reported, in March 2003 the Securities and Exchange Commission, which we refer to as the "SEC," initiated a formal investigation of our company. We received SEC subpoenas relating to, among other topics, sales of our products to VitaRx and Prison Health Services, our "best price" lists, the pricing of our pharmaceutical products provided to governmental Medicaid agencies, the accrual and payment of rebates on the product Altace(R), the products Fluogen(R)and Lorabid(R), the King Benevolent Fund, Inc., our calculations related to Medicaid rebates, and our Audit Committee's internal review of issues raised by the SEC investigation. As also previously reported, on November 13, 2003, we received a subpoena duces tecum from the Office of Inspector General of the Department of Health and Human Services requesting the production of documents relating to some of the matters being investigated by the SEC and to our sales, marketing and other business practices for Altace(R), Aplisol(R) and Levoxyl(R).

     In March 2003, upon the recommendation of our management and with the assistance of independent counsel and an independent accounting firm, the Audit Committee of our Board of Directors initiated an assessment and internal review of issues raised by the SEC investigation. In connection with the internal review, we estimated that we had underpaid amounts due under Medicaid and other governmental pricing programs, and recorded an adjustment of $46.5 million to net sales and accrued expenses in the fourth quarter of 2002. This amount represented our best estimate as of July 2003 of the extent to which we had underpaid amounts due under Medicaid and other governmental pricing programs during the period from 1998 to 2002.

     The July 2003 estimate was based upon an extensive sample of available data supporting the calculation of Medicaid rebates paid from 1998 to 2002, and was generated with the assistance of outside consultants. Since that time, our outside consultants have undertaken a comprehensive audit to determine the actual amount of underpayments under Medicaid during the period from 1998 to 2002. As a result of that recently completed audit, we have determined that our accrual for estimated amounts due under Medicaid and other governmental pricing programs through December 31, 2002, should be increased by $18.0 million. In addition, based on the results of the comprehensive audit for the period from 1998 through 2002, we estimate that we underpaid amounts due Medicaid by $0.9 million during the period from 1994 through 1997. Accordingly, results for the fourth quarter of 2003 include an adjustment of $18.9 million to net sales and accrued expenses.

     Following the accrual adjustment recorded in the fourth quarter of 2002, we recovered on a pre-tax basis approximately $9.5 million in fees we previously paid under our Co-Promotion Agreement for Altace(R), and have reduced the accrual for these fees by this amount in the fourth quarter of 2003. In addition, fees under our Co-Promotion Agreement for Altace(R) in the fourth quarter of 2003 were reduced on a pre-tax basis by approximately $5.7 million as a result of the accrual adjustment recorded in that quarter.

     Under generally accepted accounting principles, the $18.0 million adjustment in our accrual for Medicaid rebates for the period from 1998 through 2002 constitutes a change in an accounting estimate effective as of December 31, 2003. The change resulted principally from two factors. First, the recently completed Medicaid audit included additional data that was used to refine the July 2003 estimate. Second, we received legal advice that, in calculating amounts payable under Medicaid, we should revise the methodology we had previously been advised to use for calculating "best price" in respect of a complex issue concerning rebates to pharmacy benefit managers. The $0.9 million adjustment in our accrual for Medicaid rebates for the period from 1994 through 1997 reflects the correction of immaterial errors that occurred during that period.

     The Medicaid audit did not result in any changes to our accruals for programs other than Medicaid. We are currently in the process of conducting detailed audits of our compliance with the requirements of several other governmental pricing programs, but our obligations under these programs are substantially less than our obligations under Medicaid, and we do not expect the audits to result in material adjustments to our accruals.

     Although the amounts described above constitute our best estimate of amounts owed in respect of Medicaid and other governmental pricing programs, our calculations are subject to review and challenge by the applicable governmental agencies. In connection with the pending governmental investigations, we have continued to engage in discussions with representatives of the Office of Inspector General of the Department of Health and Human Services, the Department of Justice, the Department of Veterans Affairs, the Centers for Medicare and Medicaid Services, and the Public Health Service. We expect that these discussions will include a detailed review of our calculations by the appropriate agencies, and it is possible that this review could result in material changes. The accruals described above relate solely to our estimated underpayments and exclude any interest, fines, penalties or other amounts that might be owed in connection with the underpayments, as we cannot predict or reasonably estimate their likelihood or magnitude at this time.

     Pending determination of the precise amount of our obligations, we have placed a total of $65.5 million in an interest-bearing escrow account. In addition, since the first quarter of 2003, we voluntarily have been making our Medicaid payments on a basis that we believe represents an overpayment of amounts actually due, and we would expect to offset these payments against the amounts ultimately determined to be due in respect of prior years. Based on the results of our Medicaid audit, we estimate that these overpayments total approximately $18.6 million as of December 31, 2003.

     The governmental investigations of King described above are continuing. The SEC, the Office of Inspector General of the Department of Health and Human Services, the Department of Justice, the Department of Veterans Affairs, the Public Health Service, the Centers for Medicare and Medicaid

Services and other governmental agencies that might be investigating or might commence an investigation of us could impose, based on a claim of a violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from federal health care programs (including Medicaid and Medicare). Some of these laws may impose liability even in the absence of specific intent to defraud. We cannot predict or reasonably estimate the likelihood or magnitude of any such sanctions at this time. For additional information, please see section entitled the "Risk Factors" under the heading "If we fail to comply with our reporting and payment obligations under the Medicaid rebate program or other governmental pricing programs, we could be subject to additional reimbursements, penalties, sanctions and fines which could have a material adverse effect on our business."

     Subsequent to the announcement of the SEC investigation described above, beginning in March 2003, 22 purported class action complaints were filed by holders of our securities against us, our directors, former directors, executive officers, former executive officers, a subsidiary, and a former director of the subsidiary in the United States District Court for the Eastern District of Tennessee, alleging violations of the Securities Act of 1933 and/or the Securities Exchange Act of 1934. These 22 complaints have been consolidated in the United States District Court for the Eastern District of Tennessee. In addition, holders of our securities filed two class action complaints alleging violations of the Securities Act of 1933 in Tennessee state court. We removed these two cases to the United States District Court for the Eastern District of Tennessee, where these two cases were consolidated with the other class actions. Plaintiffs in these actions unsuccessfully moved to remand these two cases back to Tennessee state court. These two actions therefore remain part of the consolidated action. The district court has appointed lead plaintiffs in the consolidated action, and those lead plaintiffs filed a consolidated amended complaint on October 21, 2003 alleging that we, through some of our executive officers, former executive officers, directors and former directors, made false or misleading statements concerning our business, financial condition and results of operations during periods beginning February 16, 1999 and continuing until March 10, 2003. Plaintiffs in the consolidated action have also named the underwriters of our November 2001 public offering as defendants. We and other defendants have filed motions to dismiss the consolidated amended complaint, and those motions are currently pending.

     Seven purported shareholder derivative complaints have also been filed in federal and state courts in Tennessee alleging a breach of fiduciary duty, among other things, by some of our officers and directors. The derivative cases in state court were consolidated and are currently stayed. The stay will remain in place at least until the motions to dismiss the consolidated federal securities class action are decided. The derivative cases in federal court are stayed until there is a decision on the merits in the state court derivative suits. Additionally, a class action complaint was filed in the United States District Court for the Eastern District of Tennessee under ERISA. As amended, the complaint alleges that we and certain of our executive officers, former executive officers, directors, former directors and an employee violated fiduciary duties that we allegedly owed our 401(k) Retirement Savings Plan's participants and beneficiaries under ERISA. The allegations underlying each of these additional lawsuits are similar in many respects to those in the class action litigation described above. We filed a motion to dismiss the ERISA action on March 5, 2004; this motion to dismiss is currently pending.

     We intend to defend all of these lawsuits vigorously but are unable currently to predict the outcome or reasonably estimate the range of potential loss, if any.

     If any governmental sanctions are imposed, or if we were not to prevail in the pending litigation, neither of which we can predict or reasonably estimate at this time, our business, financial condition, results of operations and cash flows could be materially adversely affected. Responding to the government investigations, resolving the amounts owed to governmental agencies in connection with the underpayments and defending us in the pending litigation has resulted, and is expected to continue to result, in a significant diversion of management's attention and resources and an increase in professional fees. For additional information, please see the "Risk Factors" section under the heading "The governmental investigations and pending litigation could have a material adverse effect on our business." As previously disclosed, we determined in July 2003 as a result of the Audit Committee's internal review that we needed to dedicate additional resources to ensure compliance with all applicable reporting requirements for

Medicaid rebates and other governmental pricing programs. We have recently implemented a new information technology system which better enables us to collect and process data needed to more precisely determine our obligations under Medicaid and other governmental pricing programs. Although the new information technology system is intended to significantly enhance the accuracy of our calculations for estimating amounts due under Medicaid and other governmental pricing programs, our processes for these calculations and judgments involved in making these calculations continue to involve subjective decisions and manual input, and, as a result, these calculations remain subject to the risk of errors arising from manual processes. Additionally, notwithstanding this increased automation, compliance with the requirements of government pricing programs will continue to require that we make judgments and estimates with respect to complex matters as to which there may be little or no regulatory or legal guidance.

     In addition to improvements to our systems, we have made several important hires, and we are continuing to search for and hire additional qualified personnel. We have also established a corporate compliance office, and are in the process of implementing a compliance program intended to comport with guidance issued by the Office of Inspector General of the Department of Health and Human Services. We are committed to further enhancements and continue to identify and implement actions that improve our compliance with Medicaid and other governmental pricing programs. The Audit Committee has stated that it intends to monitor carefully our ongoing discussions with appropriate regulatory authorities, as well as the implementation of proposed improvements to systems, processes, training and personnel.

OTHER DEVELOPMENTS

 Altace(R) Patent Challenge

     Cobalt Pharmaceuticals, Inc. has filed an ANDA with the FDA seeking permission to market a generic version of Altace(R). The following U.S. patents are listed for Altace(R) in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, which is known as the "Orange Book": U.S. Patent Nos. 4,587,258, the '258 patent, and 5,061,722, the '722 patent, two composition of matter patents related to Altace(R), and U.S. Patent No. 5,403,856, the '856 patent, a method-of-use patent related to Altace(R), with expiration dates of January 2005, October 2008, and April 2012, respectively. Under the Hatch-Waxman Act, any generic manufacturer may file an ANDA with Paragraph IV certification challenging the validity or infringement of a patent listed in the FDA's Orange Book four years after the pioneer company obtains approval of its NDA. Cobalt has filed a Paragraph IV certification alleging invalidity of the '722 patent, and we filed suit on March 14, 2003 to enforce our rights under that patent. Pursuant to the Hatch-Waxman Act, the filing of that suit provides us an automatic stay of FDA approval of Cobalt's ANDA for 30 months from no earlier than February 5, 2003. Should the court find in favor of a Cobalt summary judgment motion on the '722 patent, however, we would not receive the full benefit of that 30 month stay. Subsequent to filing our original complaint, we amended our complaint to add an allegation of infringement of the '856 patent. In its answer to the amended complaint, Cobalt denied infringement and alleged that the '856 patent is invalid. Pursuant to FDA regulations, however, Cobalt is not required to certify against the '856 patent. We intend to vigorously enforce our rights under the '722 and '856 patents. Regardless of the outcome of the lawsuit involving the '722 and '856 patents, however, Cobalt has not challenged the validity of the '258 patent and, therefore, cannot market a generic version of Altace(R) prior to the expiration of that patent in January 2005.

  Levoxyl(R) Patent Challenge

     Mylan Pharmaceuticals, Inc. and KV Pharmaceutical Company have each filed an ANDA with the FDA seeking permission to market a generic version of Levoxyl(R). United States Patent No. 6,555,581, the '581 patent, a utility patent with formulation claims relating to Levoxyl(R), was issued to us on April 29, 2003. The '581 patent is listed in the FDA's Orange Book and does not expire until February 15, 2022. No earlier than April 30, 2003, we received notice of Mylan's Paragraph IV certification, which alleges noninfringement of the '581 patent. We filed suit against Mylan on June 13, 2003 in the Eastern District of Pennsylvania and on June 16, 2003 in the Northern District of West Virginia; these suits have been consolidated in the Northern District of West Virginia and trial is currently scheduled for June 2005. Pursuant to the Hatch-Waxman Act, the filing of the suits against Mylan provides us with an automatic stay of FDA approval of Mylan's ANDA for 30 months from no earlier than April 30, 2003. On June 24, 2003, we received notice of KV's Paragraph IV certification, which alleges noninfringement and invalidity of the '581 patent. We filed suit against KV on August 7, 2003 and trial is currently scheduled to begin on December 6, 2004. Pursuant to the Hatch-Waxman Act, the filing of the suit against KV provides us with an automatic stay of FDA approval of KV's ANDA for 30 months from no earlier than June 24, 2003. We intend to vigorously enforce our rights under the '581 patent to the full extent of the law.

  Skelaxin(R) Patent Challenge

     Eon Labs, Inc., CorePharma, LLC and Mutual Pharmaceutical Company have each filed an ANDA with the FDA seeking permission to market a generic version of Skelaxin(R). United States Patent Nos. 6,407,128, the '128 patent, and 6,683,102, the '102 patent two method-of-use patents relating to Skelaxin(R), are listed in the FDA's Orange Book and do not expire until December 3, 2021. Eon Labs and CorePharma have each filed Paragraph IV certifications alleging noninfringement and invalidity of the '128 and '102 patents. Mutual has filed a Paragraph IV certification alleging noninfringement and invalidity of the '102 patent. We filed separate suits against Eon Labs on January 2, 2003 and CorePharma on March 7, 2003 and are currently assessing our right to bring suit against Mutual. Pursuant to the Hatch-Waxman Act, the filing of the suits against Core and Eon provides us with an automatic stay of FDA approval of Eon's ANDA for 30 months from no earlier than November 18, 2002 and an automatic stay of FDA approval of Core's ANDA for 30 months from no earlier than January 24, 2003. We intend to vigorously enforce our rights under the '128 and '102 patents to the full extent of the law.

     On March 9, 2004, we received a copy of a letter from the FDA to all ANDA applicants for Skelaxin(R) stating that the use listed in the FDA's Orange Book for the '128 patent may be deleted from the ANDA applicants' product labeling. We believe that this decision is arbitrary, capricious, and inconsistent with the FDA's previous position on this issue. We are currently assessing our administrative and legal options and may request the FDA to reinstate its previous policy on this issue and reject any ANDAs that delete such use from their product labeling. If we are unable to persuade the FDA to reinstate its previous policy, however, there is a substantial likelihood that a generic version of Skelaxin(R) will enter the market, and our business, financial condition, results of operations and cash flows could be materially adversely affected.

  Prefest(R) Patent Challenge

     Barr Laboratories, Inc. has filed an ANDA, which included a Paragraph IV certification, with the FDA seeking permission to market a generic version of Prefest(R). United States Patent No. 5,108,995 the '995 patent, a utility patent with method of treatment claims relating to Prefest(R), and United States Patent No. 5,382,573, the '573 patent, a utility patent with pharmaceutical preparation claims relating to Prefest(R), were issued on April 28, 1992, and January 17, 1995, respectively. The '995 patent and the '573 patent are both listed in the FDA's Orange Book and do not expire until April 28, 2009, and January 17, 2012, respectively. On October 15, 2003, we received notice of Barr's Paragraph IV certification, which alleges noninfringement and invalidity of the '995 patent and the '573 patent. On November 26, 2003, we filed a complaint against Barr in the Southern District of New York for infringement of the '995 and '573 patents. Pursuant to the Hatch-Waxman Act, the filing of that suit provides us an automatic stay of FDA approval of Barr's ANDA for 30 months from no earlier than October 15, 2003. We intend to vigorously enforce our rights under both patents.

  Women's Health Initiative Clinical Trial

     An ongoing clinical trial, the Women's Health Initiative, is being conducted by the National Institutes of Health. Data from that trial released in July 2002 indicated that an increase in certain health risks may result from the long-term use of a competitor's combination hormone replacement therapy for women. News of this data and the perception it has created have negatively affected the entire combination hormone therapy and the oral estrogen therapy, which include our products Prefest(R), Delestrogen(R) and Menest(R) and may affect our future marketing efforts for Estrasorb(R). Total net sales of these women's health products, together with Nordette(R), an oral contraceptive, decreased to $27.0 million for the year ended December 31, 2003, a 57.1% decrease from $62.9 million during the year ended December 31, 2002. Total prescriptions for these products decreased an average of 29.3% during 2003, in comparison to 2002. During the first quarter of 2004, our Board of Directors approved management's decision to market for divestiture some of our women's health products, including Nordette(R) and Prefest(R). Nordette(R) and Prefest(R) have been classified as discontinued operations in all of the accompanying financial information.

  Lorabid(R)

     We acquired the antibiotic Lorabid(R) in the United States and Puerto Rico from Eli Lilly and Company on August 19, 1999 for a purchase price of $91.7 million, including acquisition costs. Since the acquisition, sales have declined for a variety of reasons. During the fourth quarter of 2002, we decided to divest our rights to Lorabid(R). Also during the fourth quarter of 2002, based on our management's cash flow expectations, we determined that the Lorabid(R) intangible assets were impaired and recorded an impairment charge of $66.8 million to write down the assets to their estimated fair value. Additionally, based on estimated prescription trends, we believe our minimum purchase commitments under our supply agreement with Eli Lilly for Lorabid(R) were greater than the amount we would be able to sell to our customers. As a result, during the fourth quarter of 2002 we also recorded a $49.9 million charge related to the liability associated with the amount of our purchase commitments in excess of expected demand. Due to the continued decline in prescriptions for Lorabid(R), we recorded an additional $30.0 million charge during the fourth quarter of 2003 related to the liability associated with the amount of our purchase commitments in excess of expected demand.

As of December 31, 2003, our net intangible assets related to Lorabid(R) equal $7.0 million. In addition, there is $5.2 million of remaining exposure related to the supply agreement.

 Intangible Asset Issues Related to Some Non-Key Products and Our Rochester Facility

     On March 18, 2002, the FDA approved Impax Labs' ANDA for Fludrocortisone Acetate Tablets, a generic for Florinef(R). On January 21, 2003, the FDA approved Barr Laboratories' ANDA for a second generic for Florinef(R). As of December 31, 2002, we had intangible assets related to Florinef(R) with carrying values of $135.0 million. During the first quarter of 2003, we recorded an impairment charge in the amount of $111.0 million reflecting the reduction in the fair value of the Florinef(R) intangible assets. We determined the fair value of our Florinef(R) product based on management's discounted cash flow projections for the product. As of December 31, 2003, we had net intangible assets related to Florinef(R) of approximately $22.6 million. If prescriptions for Florinef(R) continue to decline, we may incur additional asset impairment charges related to this product in the future.

     In March 2003, we also became aware that an ANDA for Cortisporin(R) ophthalmic suspension which was previously inactive, has been reactivated by the FDA with a new sponsor. We understand the sponsor entered the market as of April 14, 2003 with a generic equivalent for Cortisporin(R) ophthalmic suspension. The entry of the generic has negatively affected our market share for this product. As of December 31, 2003, we have net intangible assets related to our Cortisporin(R) product line in the approximate amount of $18.3 million. Management currently believes that this asset is not impaired based on estimated undiscounted cash flows, however, if prescription declines exceed current expectations, we may have to write-off a portion or all of the intangible assets associated with those products in the future.

     Prescriptions for our women's health products, particularly Nordette(R) and Prefest(R), have continued to decline over the past year. As of December 31, 2003, the Nordette(R) and Prefest(R) products have net intangible assets associated with them of $96.0 million and $108.5 million, respectively. Management currently believes that these assets are not impaired based on estimated undiscounted future cash flows, however, if prescription declines exceed current expectations, we may have to write-off a portion or all of the intangible assets associated with these products in the future. See Note 26 in the accompanying audited consolidated financial statements for additional information.

     Prescriptions for Tapazole(R) have continued to decline since the entry of a generic substitute in August 2000. As of December 31, 2003, Tapazole(R) had net intangible assets associated with it of $18.2 million. Management currently believes that this asset is not impaired based on estimated undiscounted future cash flows. However, if prescription declines exceed current expectations, we may have to write-off a portion or all of the intangible assets associated with this product in the future.

     Our Rochester facility manufactures products for us and various third-party manufacturers. As of December 31, 2003, the net carrying value of the property, plant, and equipment at the Rochester facility and the net intangible assets considered parts of the Rochester asset group were $82.2 million and $18.3 million, respectively. Overall production volume at this facility has declined. We currently have plans to transfer to this facility the manufacture of some of our branded prescription pharmaceutical products that are currently manufactured for us by third parties. This should increase production and overall profitability at our Rochester facility. Management currently believes that these long-term assets are not impaired based on estimated undiscounted future cash flows. However, if production volumes continue to decline and/or if we are not successful in transferring additional production to the facility, we may have to write-off a portion of the property, plant, equipment, and intangible assets associated with the facility.

RESULTS OF OPERATIONS

     The following summarizes net revenues by operating segment (in thousands):

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                      ----------------------------------
                                                        2001        2002         2003
                                                      --------   ----------   ----------
Branded pharmaceuticals(1)..........................  $770,435   $  992,990   $1,288,813
Meridian Medical Technologies.......................        --           --      124,157
Royalties...........................................    46,774       58,375       68,365
Contract manufacturing..............................    29,680       35,936       27,290
Other...............................................     2,265        1,193          628
                                                      --------   ----------   ----------
          Total.....................................  $849,154   $1,088,494   $1,509,253
                                                      ========   ==========   ==========

---------------

(1) Branded pharmaceuticals segment net revenues for 2002 reflect (a) a $22,113 charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001, (b) a $12,399 charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002, and (c) an $11,970 charge arising from changes in accounting estimates related to Medicaid and other governmental pricing programs. Branded pharmaceuticals segment net revenues for 2003 reflect an $18,000 charge for changes in accounting estimates related to Medicaid for the years 1998 to 2002 and a $900 charge for corrections of immaterial errors related to Medicaid for the years 1994 to 1997. For additional information, please see the section above entitled "Governmental Investigations, Medicaid Accrual Adjustment, and Related Matters" and Note 17 to our audited consolidated financial statements. During 2002 and 2003, $0.4 million and $0.1 million, respectively, of the Medicaid and other governmental pricing programs charges discussed above are included in discontinued operations. See Note 26 to our audited consolidated financial statements for additional information concerning discontinued operations.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Revenues

     Total net revenue increased $420.8 million, or 38.7%, to $1,509.3 million in 2003 from $1,088.5 million in 2002, due primarily to the acquisition and growth of branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $295.8 million, or 29.8%, to $1,288.8 million in 2003 from $993.0 million in 2002. This increase was primarily due to our acquisition of Sonata(R) and Skelaxin(R) on June 12, 2003, increased net sales of some of our branded pharmaceutical products, particularly Altace(R) and Thrombin-JMI(R) and the acquisition of Intal(R), Tilade(R), and Synercid(R) on December 30, 2002, partially offset by lower sales of Levoxyl(R), our women's health products, Lorabid(R), Cortisporin(R), and Florinef(R). Net sales from branded pharmaceutical products for 2002 reflect

     - a $22.1 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001,

     - a $12.4 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002, and

     - an $12.0 million charge arising from changes in accounting estimates related to Medicaid and other governmental pricing programs.

     During 2002, $0.4 million of these charges are included in discontinued operations.

Branded pharmaceuticals segment net revenues for 2003 reflect

     - an $18.0 million charge for changes in accounting estimates related to Medicaid for the years 1998 to 2002 and

     - a $0.9 million charge for corrections of immaterial errors related to Medicaid for the years 1994 to 1997.

     During 2003, $0.1 million of these charges are included in discontinued operations.

     Net sales from branded pharmaceutical products in 2002 have not been adjusted to reflect the amount of the $18.9 million adjustment made in 2003 for estimated underpayments of amounts due under Medicaid and other governmental pricing programs which actually related to 2002.

For additional information, please see the section above entitled "Governmental Investigations, Medicaid Accrual Adjustment, and Related Matters" and Note 17 to our audited consolidated financial statements. We expect continued growth in net sales from branded pharmaceuticals products during 2004, but not at as high a rate as that experienced in 2003.

     Revenues from Meridian totaled $124.2 million in 2003. This is a new segment in 2003 due to our acquisition of Meridian on January 8, 2003.

     Revenues from royalties is derived from payments we receive based on sales of Adenoscan(R) and Adenocard(R). Revenues from royalties increased $10.0 million, or 17.1%, to $68.4 million in 2003 from $58.4 million in 2002 primarily due to an increase in sales of Adenoscan(R). While we anticipate continued growth from royalty revenues, we are not responsible for the marketing of these products and, thus, are not able to predict whether growth in 2004 will continue at the rate experienced in 2003. Additionally, we anticipate the entry of generic competitors for Adenocard(R) during the second half of 2004. Adenocard(R) accounted for approximately 11.9% of our royalty revenues during 2003.

     Revenues from contract manufacturing decreased $8.6 million, or 24.0%, to $27.3 million in 2003 from $35.9 million in 2002. We anticipate contract revenue should be lower in 2004.

     Operating Costs and Expenses

     Total operating costs and expenses increased $516.7 million, or 63.3%, to $1,333.4 million in 2003 from $816.7 million in 2002. This increase was primarily due to special items during 2003 resulting in a net charge equaling $371.9 million, compared to a net charge totaling $152.8 million during 2002, operating costs associated with Meridian which we acquired in January 2003, cost of revenues and amortization associated with branded pharmaceutical products acquired during 2003, expenses associated with the expansion of our sales force during 2003, and cost of revenues associated with increased unit sales of some of our branded pharmaceutical products. Special items are those particular material income or expense items that our management believes are not related to our ongoing, underlying business, are not recurring, or are not generally predictable. These items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and one-time inventory valuation adjustment charges; charges resulting from the early extinguishments of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. We believe the identification of special items enhances an analysis of our ongoing, underlying business and an analysis of our financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special charge involves judgments by us.

     Cost of revenues increased $90.7 million, or 31.2%, to $381.8 million in 2003 from $291.1 million in 2002. The increase was primarily due to costs associated with sales of branded pharmaceutical products we acquired during 2003, cost of revenues associated with Meridian which we acquired in January 2003, partially offset by special items related to inventory in 2002 resulting in a net charge equaling $68.1 million during that year, compared to a net charge of $36.5 million during 2003. Special items included in cost of revenues during 2002 and 2003 are as follows:

     - As a result of declining Lorabid(R) prescriptions, during the fourth quarter of 2002 we determined that we will not sell all of the Lorabid(R) inventory that we were required to purchase under our supply agreement with Eli Lilly. Accordingly, we recorded a $49.9 million charge in 2002 related to the liability associated with the amount of the purchase commitments in excess of expected demand. During the fourth quarter of 2003, primarily as a result of the continuing decline of Lorabid(R) prescriptions, we recorded an additional $30.0 million charge for purchase commitments in excess of expected demand.

     - We incurred a charge of $2.1 million in 2003 relating to the step-up in the cost of Meridian's inventory at the time of acquisition.

     - We incurred a charge in the amount of $4.3 million in 2003 primarily related to the voluntary recalls of certain lots of Levoxyl(R).

     - We incurred a charge of $15.2 million relating to inventory donations during the fourth quarter of 2002, attributable to our decision to divest our rights to Lorabid(R).

     - We incurred a charge in the amount of $3.0 million in 2002 primarily related to the voluntary recalls of Liqui-Char and Theravac(R) and products manufactured for us by DSM Pharmaceuticals.

     Cost of revenues from branded pharmaceutical products increased $28.9 million, or 12.3%, to $264.5 million in 2003 from $235.6 million in 2002. The increase was primarily due to cost of revenues associated with our acquisitions and an increase in cost of sales related to Altace(R), partially offset by a decrease in the net charge for special items associated with our inventory of branded pharmaceutical products as described above.

     Cost of revenues from Meridian Medical Technologies was $66.2 million in 2003. This is a new segment in 2003 due to our acquisition of Meridian on January 8, 2003.

     Cost of revenues from royalties increased $0.8 million, or 7.6%, to $11.3 million in 2003 from $10.5 million in 2002.

     Cost of revenues associated with contract manufacturing decreased $4.5 million, or 10.3%, to $39.2 million in 2003 from $43.7 million in 2002 due to decreased unit production of products we manufacture for third parties.

     As a percentage of revenues, cost of revenues decreased to 25.3% in 2003 from 26.7% in 2002 primarily due to a reduction in the amount of the net charge for special items related to inventory during 2003 as described above, partially offset by cost of revenues associated with Meridian which we acquired in January 2003 and whose products have lower gross margins.

     Total selling, general and administrative expenses, including co-promotion fees paid under our Co-Promotion Agreement with Wyeth Pharmaceuticals, increased $125.9 million, or 34.8%, to $487.2 million in 2003 from $361.3 million in 2002.
This increase was primarily attributable to special items resulting in a net charge equaling $28.9 million for professional fees that are primarily related to the ongoing investigations of our company by the SEC and the Office of Inspector General of the Department of Health and Human Services and a legal settlement related to Lorabid(R), expenses associated with expansion of our sales force during 2003 and selling, general and administrative expenses associated with Meridian which we acquired in January 2003. Fees under our Co-Promotion Agreement for Altace(R) were reduced by $15.2 million during 2003 as a result of the accrual adjustments during 2002 and 2003 for amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2002. As a percentage of revenues, total selling, general, and administrative expense was 32.3% in 2003 compared to 33.2% in 2002. We believe that selling, general, and administrative expenses will continue to increase during 2004 but at a lower rate than that experienced in 2003.

     Depreciation and amortization expense increased $62.3 million, or 121.2%, to $113.7 million in 2003 from $51.4 million in 2002. This increase was primarily attributable to the amortization of the intangible assets associated with our acquisitions of Sonata(R) and Skelaxin(R) on June 12, 2003; Meridian on January 8, 2003; and Intal(R), Tilade(R) and Synercid(R) on December 30, 2002. As a percentage of total revenues, depreciation and amortization expense increased to 7.5% in 2003 compared to 4.7% in 2002. Our depreciation and amortization expense is anticipated to increase at a substantially reduced rate during 2004 compared to 2003. For additional information, please see Note 8 to our audited consolidated financial statements.

     Total research and development expenses increased $197.9 million to $238.1 million in 2003 from $40.2 million in 2002. This increase was primarily due to an increase in special items resulting in a charge equaling $194.0 million in 2003 for acquired in-process research and development associated with our acquisition of the rights to new formulations of Sonata(R) presently under development and our acquisition of Meridian, partially offset by a special item resulting in a charge equaling $12.0 million during 2002 for in-process research and development associated with our acquisition of Intal(R) in December 2002. We anticipate that research and development expense should equal approximately $70.0 million during 2004.

     In addition to the special items related to inventory, total selling, general and administrative expense and research and development expense described above, we incurred other special items affecting operating costs and expenses resulting in a net charge totaling $112.6 million during 2003 compared to a net charge totaling $72.7 million in 2002. These other special items included the following:

     - During the year ended December 31, 2003, we incurred an intangible asset impairment charge of $111.0 million reflecting the reduction in the fair value of the Florinef(R) intangible assets on the approval of a second generic on January 21, 2003.

     - During the year ended December 31, 2003, we incurred an intangible asset impairment charge of $13.6 million related to three of our smallest branded pharmaceutical products and the write-off of certain unutilized intangible assets.

     - During the year ended December 31, 2003, we had income of $12.0 million due to a gain on the sale of our animal health products and certain non-income producing intangible assets.

     - During the year ended December 31, 2002, we incurred an intangible asset impairment charge of $66.8 million related to our decision to divest Lorabid(R).

     - During the year ended December 31, 2002, we incurred merger, restructuring and executive retirement charges of $5.9 million primarily resulting from the consolidation of our international division into our operations in Bristol, Tennessee, and the retirement of two executives.

     Operating Income

     Operating income decreased $95.9 million, or 35.3%, to $175.9 million in 2003 from $271.8 million in 2002. As a percentage of net revenues, operating income decreased to 11.7% in 2003 from 25.0% in 2002. This decrease was primarily due to the special items described above, particularly special charges totaling $194.0 million for acquired in-process research and development relating to our acquisition of rights to new formulations of Sonata(R) presently under development and our acquisition of Meridian, and $111.0 million intangible asset impairment special charges related to Florinef(R). While we believe operating income in 2004 will grow due to increased net sales from our branded pharmaceutical segment and decreased special charges, we refer you to the "Risk Factors" section in this report where we describe events that could cause results to materially differ.

     Other Income (Expense)

     Interest income decreased $15.6 million, or 69.6%, to $6.8 million in 2003 from $22.4 million in 2002 primarily due to lower balances of invested cash, cash equivalents and marketable securities during 2003 as compared to 2002.

     Interest expense increased $1.0 million, or 8.1%, to $13.4 million in 2003 from $12.4 million in 2002.

     Our financial results in 2003 include a special income item in the amount of $18.2 million to reflect the decrease in the valuation allowance for the convertible notes receivable from Novavax. We will adjust the amount of the valuation allowance in future periods on an as-if-converted basis until the loan is no longer considered to be impaired. This accounting treatment may change under Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities." For additional information, please see Note 2 to our audited consolidated financial statements.

     Income Tax Expense

     The effective tax rate was 40.1% in 2003 and 31.3% in 2002. The effective tax rate in 2002 was different than the federal statutory rate of 35.0% primarily due to favorable adjustments in the overall state tax rate, research and development tax credits, donations of branded prescription pharmaceutical products and tax-exempt interest. The effective tax rate in 2003 was higher then the federal statutory rate primarily due to state income taxes and non-deductible in-process research and development charges incurred in connection with our acquisition of Meridian. We anticipate the effective tax rate in 2004 to be approximately 36.0%.

  Income from Continuing Operations

     Due to the factors set forth above, income from continuing operations decreased $56.5 million, or 33.6%, to $111.9 million in 2003 from $168.4 million in 2002.

  Discontinued Operations

     During the first quarter of 2004, our Board of Directors approved management's decision to market for divestiture some of our women's health products, including Prefest(R) and Nordette(R). These product rights held for sale have identifiable cash flows that are largely independent of the cash flows of other groups of assets and liabilities and have been classified as discontinued operations in the accompanying financial statements. Accordingly, all net sales, cost of revenues, selling, general and administrative costs and amortization associated with Prefest(R) and Nordette(R) are included in discontinued operations in 2003 and 2002.

     During 2003 and 2002, (loss) income from discontinued operations equaled $(9.7) million and $22.4 million, or $(6.1) million and $14.1 million net of tax expense, respectively.

     Net Income

     Due to the factors set forth above, net income decreased $76.6 million, or 42.0%, to $105.9 million in 2003 from $182.5 million in 2002.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Revenues

     Total net revenue increased $239.3 million, or 28.2%, to $1,088.5 million in 2002 from $849.2 million in 2001, due primarily to the growth and acquisition of branded pharmaceutical products.

     Net sales from branded pharmaceutical products increased $222.6 million, or 28.9%, to $993.0 million in 2002 from $770.4 million in 2001. This increase was due primarily to growth in net sales of Altace(R), Levoxyl and Thrombin-JMI(R), and the acquisition of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) in August 2001. This increase was partially offset by a $22.1 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001; a $12.4 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002; a $12.0 million charge arising from changes made in 2002 in accounting estimates for the years 1998 to 2002 related to Medicaid and other governmental pricing programs; and decreases in net sales of Lorabid(R), Tapazole(R) and several women's health products. During 2002, $0.4 million of the Medicaid and other governmental pricing programs charges described above are included in discontinued operations. Net sales from branded pharmaceutical products for 2002 and 2001 have not been reduced by estimated underpayments of amounts due under Medicaid and other governmental pricing programs for that year.

     Revenue from royalties is derived from payments we receive based on sales of Adenoscan(R) and Adenocard(R). Revenues from royalties increased $11.6 million, or 24.8%, to $58.4 million in 2002 from $46.8 million in 2001 primarily due to an increase in unit sales of Adenoscan(R).

     Revenues from contract manufacturing increased $6.2 million, or 20.9%, to $35.9 million in 2002 from $29.7 million in 2001. The majority of the increase was due to increased unit volume of products manufactured for third parties in 2002 compared to 2001.

     Operating Costs and Expenses

     Total operating costs and expenses increased $318.9 million, or 64.1%, to $816.7 million in 2002 from $497.8 million in 2001. The increase was primarily due to special items during 2002 resulting in a net charge of $152.8 million, cost of revenues associated with increased unit sales of our branded pharmaceutical products, and increased fees associated with the promotion of Altace(R) under our Co-Promotion Agreement with Wyeth, offset by special items during 2001 resulting in a net charge of $12.1 million.

     Cost of revenues increased $107.2 million, or 58.3%, to $291.1 million in 2002 from $183.9 million in 2001. The increase was primarily due to costs associated with increased unit sales of our branded pharmaceutical products, including Altace(R), Levoxyl(R) and Thrombin-JMI(R), and an increase in special items related to inventory totaling $68.1 million during 2002, as compared to a net charge totaling $8.0 million during 2001. Special items were as follows:

     - As a result of a continuing decline of Lorabid(R) prescriptions and our inability, to date, to divest our rights to Lorabid(R), we determined that we will be unable to sell all of the Lorabid(R) inventory that we are required to purchase under our supply agreement with Eli Lilly. Accordingly, we recorded in the fourth quarter of 2002 a $49.9 million charge related to the liability associated with the amount of the purchase commitments in excess of expected demand.

     - We incurred a charge of $15.2 million relating to inventory donations during the fourth quarter of 2002, attributable to our decision to divest our rights to Lorabid(R).

     - We incurred a charge in the amount of $5.9 million during the fourth quarter of 2001 and $1.2 million in 2002 related to our voluntary recall of products manufactured for us by DSM Pharmaceuticals as a result of regulatory issues related to DSM's manufacturing facility in Greenville, North Carolina. Distribution of the affected products was resumed during 2002.

     - We incurred a charge in the amount of $1.8 million during the second-quarter of 2002, due primarily to the voluntary recalls of Liqui-Char(R) and Theravac(R), two of our smaller products.

     - We incurred a charge in the amount of $2.1 million during the third quarter of 2001, relating to the write off of obsolete Levoxyl(R) inventory. The FDA approved the NDA for our new formulation of Levoxyl(R) on May 25, 2001. Pursuant to FDA guidance, we have distributed only the FDA approved new formulation of Levoxyl(R) since August 14, 2001.

     Cost of revenues from branded pharmaceutical products increased $99.1 million, or 72.6%, to $235.6 million in 2002 from $136.5 million in 2001. This increase was primarily due to an increase in special items affecting cost of revenues in 2002 as described above, as well as increases in cost of revenues due to increased unit sales of our branded pharmaceutical products, especially the Altace(R), Levoxyl(R) and Thrombin(R) product lines.

     Cost of revenues from royalties increased $2.2 million, or 26.5%, to $10.5 million in 2002 from $8.3 million in 2001. The increase is primarily due to our increased royalty expense that is directly related to the increase in royalty revenue attributable to Adenocard(R) and Adenoscan(R).

     Cost of revenues associated with contract manufacturing increased $6.8 million, or 18.4%, to $43.7 million in 2002 from $36.9 million in 2001 due primarily to an increase in contract manufacturing unit sales of products we manufactured for third parties.

     As a percentage of revenues, cost of revenues increased to 26.7% in 2002 from 21.7% in 2001 due to the increase in special items as described above, partially offset by an increase in sales of higher margin products.

     Total selling, general and administrative expenses increased $121.5 million, or 50.7%, to $361.3 million in 2002 from $239.8 million in 2001. As a percentage of total revenues, selling, general and administrative expenses increased to 33.2% in 2002 from 28.2% in 2001. These increases were primarily attributable to fees and expenses associated with the promotion of Altace(R) under the Co-Promotion Agreement with Wyeth.

     Depreciation and amortization expense increased $7.9 million, or 18.2%, to $51.4 million in 2002 from $43.5 million in 2001. This increase was primarily attributable to capital expenditures in 2001 and 2002, and a full year of amortization of the intangible assets related to the acquisitions of Corzide(R), Delestrogen(R) and Florinef(R) and a license to Corgard(R) from Bristol-Myers Squibb in August 2001. As a percentage of total revenues, depreciation and amortization expenses decreased modestly to 4.7% in 2002 compared to 5.1% in 2001.

     Total research and development expenses increased $13.7 million to $40.2 million in 2002 from $26.5 million in 2001. The increase is primarily due to a special item resulting in a charge of $12.0 million for in-process research and development related to our acquisition of Intal(R) on December 30, 2002.

     In addition to the special items related to inventory and research and development described above, King incurred other special items affecting operating costs and expenses resulting in a net charge totaling $72.7 million during 2002 compared to a net charge totaling $4.1 million during the same period of the prior year. These other special items included the following:

     - During the year ended December 31, 2002, we incurred an intangible asset impairment charge of $66.8 million related to our decision to divest Lorabid(R), reflecting management's cash flow expectations as of July 2003.

     - During the year ended December 31, 2002, we incurred merger, restructuring and executive retirement charges of $5.9 million primarily resulting from the consolidation of our international division into our operations in Bristol, Tennessee, and the retirement of two executives.

     - During the year ended December 31, 2001, we incurred merger, restructuring and other charges of $4.1 million resulting from the further integration of Jones Pharma Incorporated.

     Operating Income

     Operating income decreased $79.6 million, or 22.7%, to $271.8 million in 2002 from $351.4 million in 2001. As a percentage of net revenues, operating income decreased to 25.0% in 2002 from 41.4% in 2001 due primarily to an increase in the net charge related to special items during 2002 and the reduction in total revenue during 2002 due to (a) a $22.1 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs for the years 1998 to 2001, (b) a $12.4 million charge for corrections of immaterial errors related to underpayments of amounts due under Medicaid and other governmental pricing programs related to 2002 and recorded in the fourth quarter of 2002, and (c) a $12.0 million charge arising from changes made in 2002 in accounting estimates for the years 1998 to 2002 related to Medicaid and other governmental pricing programs. During 2002, $0.4 million of the Medicaid and other governmental pricing programs charges described above are included in discontinued operations. Operating income for 2001 has not been reduced to reflect the estimated underpayments of amounts due under Medicaid and other governmental pricing programs for that year as the underpayments were immaterial.

     Other Income (Expense)

     Interest income increased $11.4 million, or 103.6%, to $22.4 million in 2002 from $11.0 million in 2001. This increase was primarily due to higher average investments, offset by reduced rates of return on investments in 2002.

     Interest expense decreased $0.3 million, or 2.4%, to $12.4 million in 2002 from $12.7 million in 2001 due primarily to substantially lower interest rates on long-term debt.

     Special items during 2002 also included a charge of $35.6 million relating to the establishment of a valuation allowance against the convertible notes receivable from Novavax. SFAS No. 114, requires that we treat the Novavax convertible notes as an impaired loan because of the decline in the share price of Novavax common stock to levels below that established by our common stock conversion options associated with the convertible notes.

     During the year ended December 31, 2001, we wrote off $22.9 million of unamortized financing costs and premiums paid resulting from the repayment of debt during this period.

     We recorded other expenses of $0.9 million in 2002 as compared to other income of $6.3 million in 2001. During 2001, other income related primarily to unrealized gains on the conversion options associated with our Novavax convertible notes.

     Income Tax Expense

     The effective tax rate was 31.3% in 2002 and 37.2% in 2001. The effective tax rate in 2002 was different than the federal statutory rate of 35.0% primarily due to favorable adjustments in the overall state tax rate, research and development tax credits, donations of branded prescription pharmaceutical products and tax-exempt interest. The effective rate in 2001 was different than the federal statutory rate of 35.0% primarily due to state income taxes.

  Income from Continuing Operations

     Due to the factors set forth above, income from continuing operations decreased $40.9 million, or 19.5%, to $168.4 million in 2002 from $209.3 million in 2001.

  Discontinued Operations

     During the first quarter of 2004, our Board of Directors approved management's decision to market for divestiture some of our women's health products, including Prefest(R) and Nordette(R). These product rights held for sale have identifiable cash flows that are largely independent of the cash flows of other groups of assets and liabilities and have been classified as discontinued operations in the accompanying financial statements. Accordingly, all net sales, cost of revenues, selling, general and administrative costs and amortization associated with Prefest(R) and Nordette(R) are included in discontinued operations in 2002 and 2001.

     During 2002 and 2001, income from discontinued operations equaled $22.4 million and $14.9 million, or $14.1 million and $9.2 million net of tax expense, respectively.

     Income before Cumulative Effect of Change in Accounting Principle

     Due to the factors set forth above, income before the cumulative effect of change in accounting principle decreased $36.0 million, or 16.5%, to $182.5 million in 2002 from $218.5 million in 2001.

     Cumulative Effect of Change in Accounting Principle

     We recognized the cumulative effect of a change in accounting principle of $0.5 million, net of income taxes of $0.3 million, during the first quarter of 2001, due to the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities.

     Net Income

     Due to the factors set forth above, net income decreased $35.4 million, or 16.2%, to $182.5 million in 2002 from $217.9 million in 2001.

OFF BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS AND COMMERCIAL
COMMITMENTS

     We do not have any off balance sheet arrangements, except for operating leases in the normal course of business as described in Note 10 to the our audited consolidated financial statements included in this report, and as reflected in the table below.

     The following summarizes contractual obligations and commitments as of December 31, 2003 (in thousands):

                                                        PAYMENTS DUE BY PERIOD
                                     ------------------------------------------------------------
                                                LESS THAN     ONE TO       FOUR TO     AFTER FIVE
                                      TOTAL     ONE YEAR    THREE YEARS   FIVE YEARS     YEARS
                                     --------   ---------   -----------   ----------   ----------
CONTRACTUAL OBLIGATIONS:
Long-term debt.....................  $345,097   $     97     $345,000      $     --     $     --
Operating leases...................    75,519     13,315       23,814        18,749       19,641
Unconditional purchase
  obligations......................   523,065    137,850      207,109       178,106           --

     Our unconditional purchase obligations are primarily related to minimum purchase requirements under contracts with suppliers to purchase raw materials and finished goods related to our branded pharmaceutical products. The above table does not reflect any potential milestone payments in connection with research and development projects or acquisitions.

     We have a supply agreement with Aventis to produce ramipril, the active ingredient in Altace(R). This supply agreement is reflected in the unconditional purchase obligations above. This supply agreement requires us to purchase certain minimum levels of ramipril. If sales of Altace(R) do not increase at the currently anticipated rates, if we are unable to maintain market exclusivity for Altace(R) in accordance with our current expectations, if our product life cycle management is not successful, or if we do not terminate the supply agreement at an optimal time for us, we may incur losses in connection with the purchase commitments under the supply agreement. In the event we incur losses in connection with the purchase commitments under the supply agreement, there may be a material adverse effect upon our results of operations and cash flows.

     We have a supply agreement with Eli Lilly to produce Lorabid(R) which is reflected in the unconditional purchase obligations above. This supply agreement requires us to purchase certain minimum levels of inventory of Lorabid(R) through September 1, 2005. Based on changes in estimated prescription trends, we believe our minimum purchase commitments under the supply agreement are greater than that which we will be able to sell to our customers. As a result, we recorded charges of $49.9 million during December 2002 and $30.0 million during December 2003 related to the liability associated with the amount of our purchase commitments in excess of expected demand. As of December 31, 2003, we have $5.2 million of additional exposure related to the supply agreement if prescriptions for Lorabid(R) continue to decline.

LIQUIDITY AND CAPITAL RESOURCES

  General

     We believe that existing balances of cash, cash equivalents and marketable securities, cash generated from operations, existing revolving credit facility and funds available to us under our universal shelf registration are sufficient to finance our current operations and working capital requirements on both a short term and long term basis. However, in the event we make significant future acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

     On January 8, 2003, we completed our acquisition of Meridian. We paid $44.50 per common share to Meridian shareholders, totaling approximately $253.9 million. We financed the acquisition using our available cash.

     On June 12, 2003, we acquired the primary care business of Elan and of some of its subsidiaries in the United States and Puerto Rico, which includes the rights to two branded prescription pharmaceutical products, including the rights pertaining to potential new formulations, of Sonata(R) and Skelaxin(R), together with Elan's United States primary care field sales force. Product rights subject to the agreement include those related to Sonata(R), a nonbenzodiazepine treatment for insomnia, and Skelaxin(R), a muscle relaxant, in the United States, its territories and possessions, and Puerto Rico. Under the terms of the agreement, Elan's sale of Skelaxin(R) included the related NDAs, copyrights, trademarks, patents and rights pertaining to potential new formulations of Skelaxin(R). Elan's sale of Sonata(R) included its rights to the product, as well as certain related copyrights. We also acquired certain intellectual property, regulatory, and other assets relating to Sonata(R) directly from Wyeth. Under the terms of the agreement, we secured an exclusive license to the intellectual property rights, in this territory, of both Wyeth and Elan to the extent they relate to new formulations of Sonata(R), other than for use in animals. The total estimated purchase price of $814.4 million includes the cost of acquisition, assumed liabilities and a portion of contingent liabilities. The purchase price also includes the transfer of inventory with a value of approximately $40.4 million. In connection with this acquisition, we placed $163.4 million into escrow to satisfy the deferred obligations to Wyeth that we assumed. In addition to the initial purchase price, we paid $25.0 million during January 2004, as a milestone payment to Elan relating to the continued exclusivity of Sonata(R) and we paid $11.0 million during March 2004, as a milestone payment to Elan in connection with the development of new formulations of Sonata(R). We will also

     - pay royalties on the current formulation of Skelaxin(R) from the date of closing,

     - pay up to an additional $60.0 million if Elan achieves certain milestones in connection with the development of a reformulated version of Sonata(R),

     - will pay $15.0 million as a milestone payment if annual net sales of a reformulated version of Sonata(R) exceed $100.0 million and

     - will pay for costs associated with the development of the reformulated version of Sonata(R).

     We drew down a total of $125.0 million on our $400.0 million senior secured revolving credit facility on June 3 and June 6, 2003, the proceeds of which were used to fund a portion of the Elan acquisition on June 12, 2003. During the third quarter of 2003, we paid off the principal balance and have no outstanding balance as of December 31, 2003.

  SEC Investigation and Securities Litigation

     Pending determination of the precise amount of our obligations related to the governmental investigations, the Medicaid accrual adjustment and related matters, we have placed a total of $65.5 million in an interest-bearing escrow account. Our accruals for amounts owed in respect of Medicaid and other governmental pricing programs relate solely to our estimated underpayments and exclude any interest, fines, penalties or other amounts that might be owed in connection with the underpayments, as we cannot predict or reasonably estimate their likelihood or magnitude at this time. For additional information, please see the section above entitled "Governmental Investigations, Medicaid Accrual Adjustment, and Related Matters."

  Year ended December 31, 2003

     We generated net cash from operations of $435.7 million for the year ended December 31, 2003. Our net cash provided from operations was primarily the result of $111.9 million in net income, adjusted for non-cash charges for depreciation and amortization of $114.7 million, the write-off of in-process research and development of $194.0 million primarily related to the acquisitions of Meridian and the primary care business of Elan, and the impairment charge for intangible assets of $124.6 million primarily related to Florinef(R). Working capital changes reducing cash flow from operations were due primarily to increases in inventory and accounts receivable resulting from increased sales. Working capital changes increasing cash flow from operations were due primarily to increases in accrued expenses due to the timing of our payments for rebates.

     Cash flows used in investing activities were $875.0 million primarily due to our purchase of Meridian of $238.5 million, our purchase of the primary care business of Elan of $761.7 million, net proceeds from the sale of investment securities of $227.2 million, transfers to escrow of $67.7 million and capital expenditures of $51.2 million.

     Cash flows from financing activities were $2.5 million, principally comprised of debt payments of $1.3 million offset by proceeds in the amount of $4.1 million from the exercise of employee stock options. Included in financing activities is $125.0 million of proceeds and $125.0 million of payments both related to borrowings on our credit facility.

     Discontinued operations used $5.4 million in cash flows. This was primarily the result of a $6.1 million total loss from discontinued operations, adjusted for non-cash depreciation and amortization of $10.8 million, a change in income taxes payable of $3.7 million, and a payment related to the purchase of Prefest(R) of $7.0 million.

  Year ended December 31, 2002

     We generated net cash from operations of $427.2 million for the year ended December 31, 2002. Our net cash provided from operations was primarily the result of $168.4 million in net income, adjusted for non-cash charges for depreciation and amortization of $52.1 million, the write-off of in-process research and development of $12.0 million related to our acquisition of Intal(R), the impairment charge for intangible assets of $66.8 million related to Lorabid(R), and the reserve on convertible senior notes of $35.4 million, partially offset by changes in working capital and deferred income taxes.

     Cash flows used in investing activities were $463.0 million primarily due to the purchase of intangible assets of $210.8 million related to our acquisitions of Intal(R), Tilade(R) and Synercid(R), capital expenditures of $73.6 million, the net purchase of investment securities of $177.3 million, and the purchase of Novavax convertible senior notes of $10.0 million.

     Financing activities used $168.1 million of cash flows comprised principally of the repurchase of some of our common stock for $166.3 million.

     Discontinued operations used $82.5 million in cash flows. This was primarily the result of $14.1 million total income from discontinued operations, adjusted for non-cash depreciation and amortization of $7.9 million, a change in income taxes payable of $8.4 million, and the purchase of Prefest(R) for $111.3 million.

  Year ended December 31, 2001

     We generated net cash from operations of $262.1 million for the year ended December 31, 2001. Our net cash provided from operations was primarily the result of $208.7 million in net income, adjusted for non-cash charges for depreciation and amortization of $43.5 million and charges of $22.9 million related to the write-off of debt financing costs related to the early extinguishment of our subordinated debentures partially offset by changes in working capital.

     Cash flows used in investing activities were $382.7 million primarily due to the purchase of intangible assets of $286.5 million related to our acquisition of products from Bristol-Myers Squibb, capital expenditures of $40.2 million, the purchase of investment securities of $49.9 million, loans of $15.0 million to a supplier, and the purchase of Novavax convertible senior notes of $10.0 million offset by $14.1 million representing proceeds from the repayment of loans made to a supplier.

     Financing activities provided $901.3 million of cash flow comprised principally of $75.0 million in proceeds from the revolving credit facility, $684.4 million in proceeds from the issuance of common shares and the exercise of stock options and $345.0 million in proceeds from the issuance of convertible debentures, offset by repayments of $75.0 million on the revolving credit facility, $115.1 million on the senior subordinated notes, and $11.1 million of debt issuance costs.

     Discontinued operations provided $17.5 million in cash flows. This was primarily the result of $9.2 million total income from discontinued operations adjusted for non-cash depreciation and amortization of $4.5 million and a change in income taxes payable of $5.7 million.

  Certain Indebtedness and Other Matters

     As of December 31, 2003, we had $345.1 million of long-term debt (including current portion) outstanding, up to $388.4 million available under our revolving credit facility, and $616.0 million available under our universal shelf registration.

     On September 20, 2001, we registered a $1.3 billion universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. This universal shelf registration statement allows us to sell any combination of debt and/or equity securities in one or more offerings up to a total of $1.3 billion. During November 2001, we completed the sale of 17,992,000 newly issued shares of common stock for $38.00 per share ($36.67 per share net of commissions and expenses) resulting in net proceeds of $659.8 million. Additionally, during November 2001, we issued $345.0 million of 2 3/4% Convertible Debentures due November 15, 2021 in a private placement. Holders may require us to repurchase for cash all or part of these debentures on November 15, 2006, November 15, 2011 or November 15, 2016 at a price equal to 100% of the principal amount of the debentures plus accrual interest up to but not including the date of repurchase.

     On April 23, 2002, we established a $400.0 million five year senior secured revolving credit facility. The facility has been collateralized in general by all real estate with a value of $5.0 million or more and all of our personal property and that of our significant subsidiaries. Our obligations under the senior secured revolving credit facility are unconditionally guaranteed on a senior basis by most of our subsidiaries. The senior secured revolving credit facility accrues interest at our option, at either (a) the base rate, which is based on the greater of (1) the prime rate or (2) the federal funds rate plus one-half of 1%, plus an applicable spread ranging from 0.0% to 0.75% (based on a leverage ratio) or (b) the applicable LIBOR rate plus an applicable spread ranging from 1.0% to 1.75% (based on a leverage ratio). In addition, the

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lenders under the senior secured revolving credit facility are entitled to customary facility fees based on (a) unused commitments under the facility and
(b) letters of credit outstanding. We incurred $5.1 million of deferred financing costs, which are being amortized over five years, the life of the senior secured revolving credit facility. This facility requires us to maintain a minimum net worth of no less than $1.2 billion plus 50% of our consolidated net income for each fiscal quarter after April 23, 2002, excluding any fiscal quarter for which consolidated income is negative; an EBITDA to interest expense ratio of no less than 3.00 to 1.00; and a funded debt to EBITDA ratio of no greater than 3.50 to 1.00 prior to April 24, 2004 and of no greater than 3.00 to
1.00 on or after April 24, 2004. As of December 31, 2003, we have complied with these covenants. As described above, on June 3 and June 6, 2003, we drew down a total of $125.0 million under our senior secured revolving credit facility to fund a portion of our acquisition of Elan's primary care business on June 12, 2003. During the third quarter of 2003, we repaid the principal balance owed on our senior secured revolving credit facility and have no outstanding borrowings as of December 31, 2003.

     As of December 31, 2003, there were no outstanding borrowings under this facility, however, we had $11.6 million outstanding for letters of credit under this facility.

  Capital Expenditures

     Capital expenditures, including capital lease obligations, were $51.2 million for the year ended December 31, 2003 and $73.6 million for the year ended December 31, 2002. The principal capital expenditures for the year ended December 31, 2003 included property and equipment purchases, new information technology system implementation costs and building improvements for facility upgrades and increased capacity.

     We anticipate capital expenditures, including capital lease obligations, for the year ending December 31, 2004 of approximately $75.0 to $90.0 million, which will be funded with cash from operations. The principal capital expenditures are anticipated to include property and equipment purchases, new information technology system implementation costs, building improvements for facility upgrades, cost associated with improving our production capabilities, and costs associated with moving production of some of our pharmaceutical products to our facilities in St. Louis, Bristol and Rochester.

  Impact of Inflation

     We have experienced only moderate raw material and labor price increases in recent years. While we have passed some price increases along to our customers, we have primarily benefited from sales growth negating most inflationary pressures.

  Recent Accounting Pronouncements

     In the first quarter of 2002, we adopted SFAS No. 141 "Business Combinations", and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations to be accounted for under the purchase method of accounting. SFAS No. 141 was effective for all business combinations initiated after June 30, 2001. SFAS No. 142 modifies the accounting and reporting for acquired intangible assets at the time of acquisition and in subsequent periods. Intangible assets which have finite lives must be amortized over their estimated useful life. Intangible assets with indefinite lives will not be amortized, but evaluated annually for impairment. The results for the year ended December 31, 2002 include the effect of adopting SFAS Nos. 141 and 142, which resulted in a $1.6 million reduction in expenses, or $1.1 million net of tax, and no increase in basic and diluted earnings per share.

     In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We

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adopted these standards effective January 1, 2002. The implementation of these standards did not have any effect on our financial statements.

     In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Revision of FAS Nos. 4, 44 and 64, Amendment of FAS 13 and Technical Corrections as of April 2002." SFAS No. 145 is effective for fiscal periods beginning after May 15, 2002. The primary impact of adopting SFAS No. 145 is that gains and losses incurred upon the extinguishment of debt will no longer qualify for treatment as an extraordinary item in the income statement but will be presented as non-operating gain or loss. Accordingly, for purposes of comparison in our 2003 Form 10-K, we reclassified the loss incurred on the extinguishment of debt during the year ended December 31, 2001 as other expense.

     In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Exit or Disposal Activities." SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 was effective for exit or disposal activities initiated after December 31, 2002. The implementation of this standard did not have any effect on our financial statements.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities," which we refer to as "FIN 46". FIN 46 requires a variable interest entity to be consolidated by a company if that company is required to absorb a majority of the variable interest entity's expected losses or entitled to receive a majority of the entity's residual returns or both. We are in the process of assessing what impact this pronouncement will have on our consolidated financial statements. Based on our preliminary analysis of the impact of FIN 46, we believe that it is reasonably possible that Novavax could be a variable interest entity and our interest in Novavax may require us to consolidate Novavax in the first quarter of 2004.

     During the period from December 2000 through June 2002, we provided $40.0 million in financing to Novavax in the form of notes receivable convertible to common stock of Novavax. In addition, during 2001, we obtained an exclusive worldwide license to promote, market, distribute and sell Estrasorb(TM) and Androsorb(TM), following approval, except in the United States and Puerto Rico, where we and Novavax will co-market the products. Once approved, we will pay Novavax a royalty based on a percentage of net sales of the products outside of the United States and Puerto Rico. Novavax will pay us a co-promotion fee equal to 50% of net sales less cost of revenues of the products within the United States and Puerto Rico. The NDA for Estrasorb(TM) was approved by the FDA during October 2003. As of December 31, 2003, we owned approximately 0.9% of Novavax common stock.

     At September 30, 2003, Novavax reported total assets of $61.6 million, total liabilities of $48.7 million, revenues for the nine months ended September 30, 2003 of $7.7 million, and a net loss of $14.2 million for the nine months ended September 30, 2003.

  Critical Accounting Policies

     We have chosen accounting policies that we believe are appropriate to accurately and fairly report our operating results and financial position, and apply those accounting policies in a consistent manner.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that management make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. The most significant assumptions are employed in estimates used in determining values of inventories and intangible assets, accruals for rebates, returns and chargebacks, as well as estimates used in applying the revenue recognition policy. We are subject to risks and uncertainties that may cause actual

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results to differ from those estimates, such as changes in the healthcare environment, competition, legislation and regulation. We believe the following accounting policies are the most critical because they involve the most significant judgments and estimates used in preparation of our consolidated financial statements.

     - Inventories. Our inventories are valued at the lower of cost or market value. We evaluate all of our inventory for short dated or slow moving product and inventory commitments under supply agreements based on projections of future demand and market conditions. For those units in inventory that are so identified, we estimate their market value or net sales value based on current realization trends. If the projected net realizable value is less than cost, on a product basis, we provide a provision to reflect the lower value of that inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold. We maintain supply agreements with some of our vendors which contain minimum purchase requirements. We estimate future inventory requirements based on current facts and trends. Should our minimum purchase requirements under supply agreements or if our estimated future inventory requirements exceed estimated inventory quantities which we will be able to sell to our customers, we record a charge in costs of revenues.

     - Intangible assets, goodwill, and other long-lived assets. When we acquire product rights in conjunction with either business or asset acquisitions, we allocate an appropriate portion of the purchase price to intangible assets, goodwill and other long-lived assets. The purchase price is allocated to product rights and trademarks, patents, acquired research and development and other intangibles using the assistance of valuation experts. We estimate the useful lives of the assets by factoring in the characteristics of the products such as: patent protection, competition by products prescribed for similar indications, estimated future introductions of competing products, and other issues. The factors that drive the estimate of the life of the asset are inherently uncertain.

      We review our property and intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. We review our goodwill for possible impairment annually, or whenever events or circumstances indicate that the carrying amount may not be recoverable. In evaluating goodwill for impairment, we estimate the fair value of our individual business reporting units on a discounted cash flow basis. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and, in some cases, the current fair value of the asset. In addition, our depreciation and amortization policies reflect judgments on the estimated useful lives of assets.

     - Accruals for rebates, returns, and chargebacks. We establish accruals for rebates, returns, and chargebacks in the same period we recognize the related sales. The accruals reduce revenues and are included in accrued expenses. Accrued rebates include amounts due under Medicaid, managed care rebates and other commercial contractual rebates. We estimate accrued rebates based on a percentage of selling price determined from historical experience. With respect to accruals for estimated Medicaid rebates, we evaluate our historical rebate payments by product as a percentage of historical sales, product pricing and current contracts. At the time of rebate payment, which generally occurs with a delay after the related sale, we record a reduction to accrued expenses and, at the end of each quarter, adjust accrued expenses for any differences between estimated and actual payments. Due to estimates and assumptions inherent in determining the amount of the rebate, rebate payments remain subject to retroactive adjustment. Returns are accrued based on historical experience. Chargebacks are based on the estimated days of unprocessed claims using historical experience. In all cases, judgment is required in estimating these reserves, and actual claims for rebates, returns and chargebacks could be different from the estimates. Medicaid and certain other governmental pricing programs involve particularly difficult interpretations of relevant statutes and regulatory guidance, which are complex and, in certain respects, ambiguous. Moreover, prevailing interpretations of these statutes and guidance can change over time.

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     - Revenue recognition.  Revenue is recognized when title and risk of loss are transferred to customers, collection of sales is reasonably assured, and we have no further performance obligations. This is generally at the time products are received by the customer. Accruals for estimated returns, rebates and chargebacks, determined based on historical experience, reduce revenues at the time of sale and are included in accrued expenses. Medicaid and certain other governmental pricing programs involve particularly difficult interpretations of relevant statutes and regulatory guidance, which are complex and, in certain respects, ambiguous. Moreover, prevailing interpretations of these statutes and guidance can change over time. Royalty revenue is recognized based on a percentage of sales (namely, contractually agreed-upon royalty rates) reported by third parties. See Note 2, Summary of Significant Accounting Policies, in our "Notes to Consolidated Financial Statements" included in this report. For the year ended December 31, 2002, we deferred recognition of revenue associated with a purchase of our products by the King Benevolent Fund. We have and will recognize the deferred revenue as the purchased products are distributed by the King Benevolent Fund. See the "Certain Relationships and Related Transactions" in Item 13 and Note 19, Related Party Transactions, in our "Notes to Consolidated Financial Statements" included in this report.

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